UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2019

ALPHA-EN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12885	95-4622429
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Wells Avenue, 2nd Floor, Yonkers, New York

(Address of Principal Executive Offices)

(914) 418-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240. 12b-2). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On April 9, 2019 alpha-En Corporation (the “Company”) entered into a preferred stock purchase agreement (“Stock Purchase Agreement”) with several accredited and institutional investors, pursuant to which the Company agreed to issue and sell in a private placement up to 1,500 shares of its newly designated Series B Preferred Stock, par value $0.01 per share (“Series B Preferred”), as well as warrants to purchase the Company’s common stock, par value $0.01 per share (“Common Stock”), at a purchase price of $1,000 per share, for total gross proceeds of up to $1.5 million.

Terms of the Series B Preferred

The rights, preferences, privileges and limitations of the Series B Preferred are set forth in a certificate of designation filed by the Company with the Secretary of State of the State of Delaware on April 8, 2019 (the “Certificate of Designation”).

The Series B Preferred ranks senior to the Company’s common stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution and ranks pari passu to the Company’s existing Series A Preferred Stock and to all future preferred stock of the Company.

The Series B Preferred is entitled to accrue cumulative dividends at a rate equal to 10.0% simple interest per annum on the original issue price of $1,000 per share (the “Original Issue Price”). Accrued dividends will be payable quarterly based on a 365-day year and may be paid in cash or in additional shares of Series B Preferred.

Each share of Series B Preferred is convertible into 2000 shares of Common Stock, subject to customary increases or decreases for stock splits, stock dividends recapitalizations and the like, and may be converted to Common Stock at any time after issuance at the option of a holder.

Unless otherwise required by applicable law, holders of the Series B Preferred will vote together with holders of Common Stock and not as a separate class and each share of Series B Preferred will have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of the Series B Preferred.

Upon any liquidation, dissolution or winding up of the Company, liquidation of the Company’s assets will be made in the following order of priority: (a) first, payment or provision for payment of debts and other liabilities; (b) second, payment to the holders of Series B Preferred (and Holders of Series A Preferred Stock and any other future series of Preferred Stock ranking pari passu with the Series B Preferred Stock) an amount with respect to each share of Series B Preferred equal to the Original Issue Price, plus any accrued but unpaid Dividends thereon; and (c) third, payment to the holders of Common Stock.

After the one year anniversary of the issuance date of the Series B Preferred, the Company will have the right to redeem all or a portion of the Series B Preferred at a price per share equal to the Original Issue Price plus any accrued but unpaid dividends.

Terms of the Common Stock Warrant

Each investor purchasing Series B Preferred pursuant to the Stock Purchase Agreement also received a warrant to purchase Common Stock (the “Common Stock Warrant”). For each share of Series B Preferred purchased the investors received a warrant to purchase 1,000 shares of Common Stock. The Warrants have an exercise price of $0.75 per share, are immediately exercisable and will expire five years from the date of issuance.

The above descriptions of the Stock Purchase Agreement, Common Stock Warrant and Certificate of Designation are qualified in their entirety by reference to Exhibits 3.1., 10.1 and 10.2 attached hereto, respectively.

Item 3.02 Unregistered Sale of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The shares of Series B Preferred and the shares of common stock issuable upon exercise of the Common Stock Warrants and upon conversion of the Series B Preferred have been offered and sold by the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereunder. Each of the Investors provided a written representation to the Company that they qualify as an “accredited investor” as that term is defined in Rule 501 under the Securities Act.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On April 8, 2019 the Company filed with the Secretary of State of the State of Delaware the Certificate of Designation attached hereto as Exhibit 3.1 and incorporated herein by reference. The Certificate of Designation established and designated the Series B Preferred and the rights, preferences, privileges and limitations thereof.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Designation of Series B Preferred Stock

10.1	Securities Purchase Agreement

10.2	Form of Common stock Warrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA-EN CORPORATION
(Registrant)

Date: April 15, 2019	By:	/s/ Jerome I. Feldman
	Name:	Jerome I. Feldman
	Title:	Executive Chairman and Treasurer